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Exhibit 10.13

                                                                  May 17, 2000




Mr. Frederick K. Johnson
FTD.COM INC.
3113 Woodcreek Drive
Downers Grove, Illinois  60515

Dear Fred:

         This letter agreement (this "Agreement") sets forth the terms of your employment with FTD.COM INC. ("FTD.COM").

         DUTIES. You shall serve as an officer of FTD.COM or in a substantially similar position with any entity that acquires FTD.COM or all or substantially all of FTD.COM's assets (other than Florists' Transworld Delivery, Inc. or IOS BRANDS Corporation or any of their other direct or indirect subsidiaries) through May 17, 2003 and shall perform the duties assigned by FTD.COM from time to time. You shall devote your entire business time to the affairs of FTD.COM, to the performance of your duties under this Agreement and to the promotion of FTD.COM's interests.

         COMPENSATION. As full compensation for the performance by you of your duties under this Agreement, FTD.COM shall compensate you as follows:

         (a) SALARY. During the term of this Agreement, FTD.COM shall pay to you a salary of $210,000 per year, payable in the periodic installments ordinarily paid by FTD.COM to employees of FTD.COM at comparable levels to you. You shall be entitled to such merit increases in base salary as the Board of Directors may determine, in its discretion.

         (b) PERFORMANCE BONUS. You shall be entitled to participate in a performance bonus as set by the Board of Directors based upon performance criteria to be set by the Board. If your employment with FTD.COM is terminated for any reason other than "cause" (as defined below under "Severance") following a Change in Control (as defined in FTD.COM's 1999 Equity Incentive Plan), you shall be entitled to received a pro rata bonus for the applicable fiscal year if you are entitled to one based upon the performance criteria set by the Board.

         (c) RESTRICTED STOCK AWARD. You have been awarded FTD.COM stock pursuant to a restricted share agreement in the form of EXHIBIT A.

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Mr. Frederick K. Johnson
May 17, 2000
Page 2

         (d) PAID VACATION. You shall be entitled to four weeks of paid vacation per year in accordance with FTD.COM's policies with respect to vacations then in effect.

         (e) BENEFITS. You shall be entitled to the additional employment-related benefits that are made available from time to time to employees of FTD.COM at comparable levels to you.

         (f) EXPENSE REIMBURSEMENT. FTD.COM shall reimburse you, in accordance with the practice from time to time in effect for other employees of FTD.COM, for all reasonable and necessary travel expenses and other disbursements incurred by you, for or on behalf of FTD.COM, in the performance of your duties under this Agreement. In addition, upon presentation of itemized vouchers, FTD.COM shall reimburse you for (i) travel expenses from your home in the Cleveland, Ohio area to FTD.COM's principal executive offices and related lodging expenses in the area of FTD.COM's principal executive offices (the "Remote Living Arrangement") and (ii) any taxes payable by you as a result of the Remote Living Arrangement. FTD.COM may terminate the Remote Living Arrangement upon 90 days' prior written notice to you. If FTD.COM requests that you relocate to the area in which FTD.COM's principal executive offices are located in connection with such termination of the Remote Living Arrangement, you shall be entitled to be reimbursed by FTD.COM for reasonable relocation expenses if you agree to relocate.

         SEVERANCE. FTD.COM shall have the right to terminate your employment by giving you written notice of the effective date of the termination. If your employment is terminated (i) without "cause" by FTD.COM or (ii) by you following (A) your assignment to a position that represents a material diminution in your operating responsibilities (it being understood that a change in your title shall not by itself entitle you to terminate your employment and receive the right to severance payments under this paragraph) or (B) a termination of the Remote Living Arrangement by FTD.COM (it being understood that you shall not be entitled to terminate your employment and receive the right to severance payments under this paragraph if FTD.COM requests that you relocate to the area in which FTD.COM's principal executive offices are located in connection with such termination of the Remote Living Arrangement and you agree to relocate), FTD.COM will pay you continued salary for one year from the effective date of any such termination of employment and any pro rata bonus to which you may be entitled pursuant to this Agreement. FTD.COM's severance obligations are subject to your best efforts to mitigate. FTD.COM shall have no further obligation hereunder.

         For purposes of this Agreement, "cause" means any of the following events that FTD.COM or the FTD.COM Board of Directors has determined, in good faith, has occurred: (i) your continual or deliberate neglect of the performance of your material duties; (ii) your failure to devote substantially all of your working time to the business of FTD.COM and its subsidiaries or affiliated companies; (iii) your engaging willfully in misconduct in connection with the performance of any of your duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of FTD.COM or its subsidiaries or affiliated companies; (iv) your willful breach of any confidentiality or nondisclosure agreements with FTD.COM (including this

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Mr. Frederick K. Johnson
May 17, 2000
Page 3

Agreement) or your violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of FTD.COM; (v) your active disloyalty to FTD.COM, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) your engaging in conduct that may reasonably result in material injury to the reputation of FTD.COM, including conviction or entry of a plea of nolo contendre for a felony or any crime involving fraud under Federal, state or local laws, embezzlement, bankruptcy, insolvency or general assignment for the benefit of creditors.

         CONFIDENTIAL INFORMATION AND NON-COMPETITION. You agree to enter into a separate agreement with FTD.COM (attached hereto as Exhibit B) that provides for (i) non-disclosure of confidential information, (ii) non-competition and (iii) non-solicitation of customers, suppliers and employees. This Agreement shall not be effective until you have executed and delivered such agreement to the Company.

         LIMITATION ON PAYMENTS AND BENEFITS. Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment or distribution by FTD.COM or any of its affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of FTD.COM within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such taxes, then such payments and benefits to be paid or provided shall be reduced to an amount (but not below zero) that would result in the maximum possible net after tax receipts to you from all such payments or distributions (determined by reference to the present value determined in accordance with Section 280G(d)(4) of the Code (or any successor provision thereto) of all such payments net of all such taxes, or any interest or penalties with respect to such taxes, determined by applying the highest marginal rate under Section 1 of the Code (or any successor provision thereto) that applied to your taxable income for the immediately preceding taxable year) (the "Reduced Amount"). The fact that your payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any of your other rights other than pursuant to this Agreement. If it is determined that you should receive a Reduced Amount, FTD.COM will provide you notice to that effect and a copy of the detailed calculation thereof. You will then be entitled to designate the payments or benefits to be so reduced in order to give effect to this paragraph. In the event that you fail to make such designation within ten business days of notification of the reduction in payments or benefits is required pursuant to this paragraph, FTD.COM may effect such reduction in any manner it deems appropriate.

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Mr. Frederick K. Johnson
May 17, 2000
Page 4

         MISCELLANEOUS. This Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-law principles thereof. You and FTD.COM consent to jurisdiction and venue in any federal or state court in the City of Chicago. This Agreement and the accompanying EXHIBITS A and B state our entire agreement and understanding regarding your employment with FTD.COM. This agreement may be amended only by a written document signed by both you and FTD.COM. No delay or failure to exercise any right under this Agreement waives such rights under the Agreement. If any provision of this Agreement is partially or completely invalid or unenforceable, then that provision shall only be ineffective to such extent of its invalidity or unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected. Any controversy relating to this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided in the Confidentiality and Non-Competition agreement attached hereto as EXHIBIT B. In the event of any inconsistency between this Agreement and any personnel policy or manual of FTD.COM with respect to any matter, this Agreement shall govern the matter.

                                        Sincerely,

                                        /s/ RICHARD PERRY

                                        Richard Perry
                                        Chairman of the Board

Accepted as of this
   17th day of May, 2000


/s/ FREDERICK K. JOHNSON
---------------------------------
Frederick K. Johnson